Exhibit 99.1

Press Release

NEVADA CHEMICALS, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations

John T. Day, President and CEO

Kevin Davis, CFO

(801) 984-0228

jtday@nevadachemicals.com

NEVADA CHEMICALS, INC. TO BE ACQUIRED

Sandy, UT — September 5, 2008 — Nevada Chemicals, Inc. (Nasdaq: NCEM) announced that it has signed a definitive agreement to be acquired by Calypso Acquisition Corp., an affiliate of Cyanco Holding Corp. and OCM Principal Opportunities Fund IV, L.P., a fund managed by Oaktree Capital Management, L.P., for $13.37 per share of common stock.  The transaction has been structured as a cash tender offer for 100% of Nevada Chemicals’ outstanding common stock. The offer price represents approximately a 36 percent premium over the closing stock market price of Nevada Chemicals’ common stock on September 5, 2008.  Calypso Acquisition intends to commence the offer within approximately ten business days.  The transaction has been unanimously approved by each company’s board of directors.  Additionally, Nevada Chemicals stockholders who own approximately 41 percent of Nevada Chemicals’ outstanding common shares, in the aggregate, have committed to tender their shares in the tender offer.  Additional details regarding the tender offer and the transaction will be disclosed in tender offer documents that will be filed concurrently with commencement of the tender offer.

Additional Information

The tender offer described in this release has not yet commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Calypso Acquisition will file a tender offer statement with the United States Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) that will be filed and the related solicitation/recommendation statement that will be filed by Nevada Chemicals with the SEC, as they will contain important information. These documents will be available at no charge on the SEC’s Internet website at www.sec.gov.  Nevada Chemicals’ stockholders can also obtain free copies of the solicitation/recommendation statement, along with any documents Nevada Chemicals has filed with the SEC, by request to Nevada Chemicals, Inc. at 9149 S. Monroe Plaza Way, Suite B, Sandy, UT 84070, telephone: (801) 984-0228.

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